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EXHIBIT 10(dd)

The Dow Chemical Company
Elective Deferral Plan
Effective for Deferrals after January 1, 2005

ARTICLE I

PURPOSE AND EFFECTIVE DATE

        The purpose of The Dow Chemical Company Elective Deferral Plan ("Plan") is to aid The Dow Chemical Company and its subsidiaries in retaining and attracting executive employees by providing them with tax deferred savings opportunities. The Plan provides a select group of management and highly compensated employees, within the meaning of Sections 201(2), 301(a)3 and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and therefore exempt from Parts 2, 3, and 4 of Title I of ERISA, of The Dow Chemical Company and certain subsidiaries with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified Hypothetical Investment Benchmarks. The Plan shall be effective for deferrals made hereunder on or after January 1, 2005, and is intended to comply with the provisions of Section 409A of the Internal Revenue Code. The benefits provided under the Plan shall be provided in consideration for services to be performed after the effective date of the Plan, but prior to the executive's Separation from Service.

        Amendments were made to the Plan on January 10, 2005 and March 11, 2005 to further comply with the provisions of Section 409A of the Internal Revenue Code, and a minor amendment was made to the Plan on January 23, 2006.

ARTICLE II

DEFINITIONS

        For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

        Section 2.01    Administrator.    "Administrator" means the Retirement Board appointed under the Dow Employees' Pension Plan.

        Section 2.02    Base Salary.    "Base Salary" means the annual base rate of pay from the Company at which a Participant is employed (excluding Performance Awards, commissions, relocation expenses, and other non-regular forms of compensation) before deductions under (A) deferrals pursuant to Section 4.02 and (B) contributions made on his or her behalf to any qualified plan maintained by any Company or to any cafeteria plan under Section 125 of the Internal Revenue Code maintained by any Company.

        Section 2.03    Base Salary Deferral.    "Base Salary Deferral" means the amount of a Participant's Base Salary which the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his or her Deferral Account pursuant to Section 4.02.

        Section 2.04    Beneficiary.    "Beneficiary" means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VIII.

        Section 2.05    Board.    "Board" means the Board of Directors of The Dow Chemical Company.

        Section 2.06    Change of Control.    For purposes of this Plan, a "Change of Control" shall be deemed to have occurred on:

        (a)   the date that any one person, or more than one person acting as a group acquires, ownership of stock of The Dow Chemical Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock The Dow Chemical Company,

        (b)   the date that a majority of the members of the Board of Directors of The Dow Chemical Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election,

        (c)   the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of The Dow Chemical Company possessing 35% or more of the total voting power of the stock of such corporation, or

        (d)   the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from The Dow Chemical Company that has a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of The Dow Chemical Company immediately before such acquisition or acquisitions, provided that the following asset transfers shall not result in a Change of Control: (i) a transfer of assets to a stockholder of The Dow Chemical Company in exchange for or with respect to its stock, (ii) a transfer to a corporation, 50% or more of the total value or voting power of which is owned, directly or indirectly, by The Dow Chemical Company, (iii) a transfer to a person, or more than one person acting as a group, that owns 50% or more of the stock of The Dow Chemical Company or (iv) a transfer to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii).

        This definition of "Change of Control" is intended to conform to the definition of a "change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation" as defined under Section 409A of the Internal Revenue Code pursuant to Internal Revenue Service Notice 2005-1 and any subsequent authority issued pursuant to Section 409A of the Internal Revenue Code, and no corporate event shall be considered a Change of Control unless it meets such requirements.

        Section 2.07    Common Stock.    "Common Stock" means the common stock of The Dow Chemical Company.

        Section 2.08    Company.    "Company" means The Dow Chemical Company, its successors, any subsidiary or affiliated organizations authorized by the Board or the Administrator to participate in the Plan and any organization into which or with which The Dow Chemical Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

        Section 2.09    Deferral Account.    "Deferral Account" means the notional account established for record keeping purposes for each Participant pursuant to Article VI.

        Section 2.10    Deferral Period.    "Deferral Period" is defined in Section 4.02.

        Section 2.11    Deferred Amount.    "Deferred Amount" is defined in Section 4.02.

        Section 2.12    Designee.    "Designee" shall mean The Dow Chemical Company's Global Compensation & Benefits Department to whom the Administrator has delegated the authority to take action under the Plan.

        Section 2.13    Disability.    "Disability" means a Participant who is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The Administrator, in its complete and sole discretion, shall determine a Participant's Disability. The Administrator may require that the Participant submit to an examination on an annual basis, at the expense of the Company at which such Participant was employed, by a competent physician or medical clinic selected by the Administrator to confirm Disability. On the basis of such medical evidence, the determination of the Administrator as to whether or not a condition of Disability exists or continues shall be conclusive.

        Section 2.14    Eligible Compensation.    "Eligible Compensation" means any Base Salary, Performance Awards or Other Bonuses and any other monies deemed to be eligible compensation by The Dow Chemical Company.

        Section 2.15    Eligible Employee.    "Eligible Employee" means an employee of any Company who: (i) is a United States employee or an expatriate who is paid from one of The Dow Chemical Company's U.S. entities, (ii) is a member of the functional specialist/functional leader or global leadership job families, (iii) has a job level of L2 or higher, (iv) is eligible for participation in the Savings Plan, (v) is designated by the Administrator as eligible to participate in the Plan as of September 30 for deferral of Base Salary and Performance Awards, and (vi) qualifies as a member of the "select group of management or highly compensated employees" under ERISA. For purposes of Section 7.15, Discretionary Company Contributions, only, "Eligible Employee" also means an employee who: (i) is a United States employee, (ii) has terminated employment with a foreign affiliate of the Company and has accepted employment with one of the Company's U.S. entities, (iii) is eligible for a signing bonus from one of the Company's U.S. entities, (iv) has a job level of AP5 or higher, (v) is eligible for participation in the Savings Plan and (vi) qualifies as a member of the "select group of management or highly compensated employees" under ERISA.

        Section 2.16    ERISA.    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        Section 2.17    Fair Market Value.    "Fair Market Value" of a share of Common Stock means the closing price of The Dow Chemical Company's Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date the Fair Market Value is to be determined. The definition of Fair Market Value in this Section shall be exclusively used to determine the values of a Participant's interest in The Dow Chemical Company Stock Index Fund (defined in Section 6.02(b)) for all relevant purposes under the Plan.

        Section 2.18    Form of Payment.    "Form of Payment" means payment in one lump sum or in substantially equal monthly, quarterly or annual installments not to exceed 15 years.

        Section 2.19    Hardship Withdrawal.    "Hardship Withdrawal" means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.

        Section 2.20    Hypothetical Investment Benchmark.    "Hypothetical Investment Benchmark" shall mean the phantom investment benchmarks which are used to measure the return credited to a Participant's Deferral Account.

        Section 2.21    Key Employee.    Key employee means an employee of any Company within the meaning of Section 416(i) of the Internal Revenue Code, without regard to paragraph (5) thereof. Unless otherwise determined by the Administrator, for purposes of the preceding, an employee of any Company who meets the following requirements is a Key Employee: (i) the employee is a United States employee or an expatriate who is paid from one of The Dow Chemical Company's U.S. entities, (ii) the employee is a member of the global leadership job family, (iii) the employee has a job level of V5 or higher, (iv) the employee is eligible for participating in the Savings Plan, (v) the employee is designated by the Administrator as eligible to participate in the Plan as of September 30 for deferral of Base Salary and Performance Awards, and (vi) the employee qualifies as a member of the "select group of management or highly compensated employees" under ERISA.

        Section 2.22    Matching Contribution.    "Matching Contribution" means the amount of annual matching contribution that each Company will make to the Plan.

        Section 2.23    Other Bonus.    "Other Bonus" means the amount awarded to a Participant for a Plan Year under any other incentive plan maintained by any Company that has been established and authorized as eligible for deferral.

        Section 2.24    Other Deferral.    "Other Deferral" means the amount of a Participant's Other Bonus which the Participant elects to have withheld on a pre-tax basis credited to his or her account pursuant to Section 4.02.

        Section 2.25    Participant.    "Participant" means any individual who is eligible and makes an election to participate in this Plan by filing a Participation Agreement as provided in Article IV.

        Section 2.26    Participation Agreement.    "Participation Agreement" means an agreement filed by a Participant in accordance with Article IV.

        Section 2.27    Performance Awards.    "Performance Awards" means the amount paid in cash to the Participant by any Company in the form of annual incentive bonuses for a Plan Year.

        Section 2.28    Performance Deferral.    "Performance Deferral" means the amount of a Participant's Performance Award which the Participant elects to have withheld on a pre-tax basis from his or her Performance Award and credited to his or her account pursuant to Section 4.02.

        Section 2.29    Phantom Share Units.    "Phantom Share Units" means units of deemed investment in shares of The Dow Chemical Company Common Stock so determined under Section 6.02(b).

        Section 2.30    Plan Year.    "Plan Year" means a twelve-month period beginning January 1 and ending the following December 31.

        Section 2.31    Retirement.    "Retirement" means normal or early retirement of a Participant from the Companies after attaining age 65 or age 50 with at least ten years of service under the Dow Employees' Pension Plan or any other defined benefit pension plan maintained by a Company under which a Participant is eligible to receive a benefit.

        Section 2.32    Retirement Board.    "Retirement Board" means the general administrator of the Plan appointed under the Dow Employees' Pension Plan.

        Section 2.33    Savings Plan.    "Savings Plan" means The Dow Chemical Company Employees' Savings Plan as it currently exists and as it may subsequently be amended.

        Section 2.34    Section 16 Participant.    "Section 16 Participant" means an officer or director of The Dow Chemical Company required to report transactions in The Dow Chemical Company securities to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934.

        Section 2.35    Separation from Service.    "Separation from Service" means the cessation of a Participant's services as an employee of the Companies, whether voluntary or involuntary, for any reason other than Retirement, or Disability or death, determined consistent with guidance issued by the Department of the Treasury regarding what constitutes a "separation from service" under Section 409A of the Internal Revenue Code.

        Section 2.36    Unforeseeable Emergency.    "Unforeseeable Emergency" means severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Section 152 of the Internal Revenue Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Administrator. The amount of the distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

        Section 2.37    Valuation Date.    "Valuation Date" means the last day of each calendar month or such other date as the Administrator in its sole discretion may determine.

ARTICLE III

ADMINISTRATION

        Section 3.01    Administrator Duties.    This Plan shall be administered by the Retirement Board. The Retirement Board shall consist of not less than three members who may, but need not, be employed by any Company. Each person appointed to the Retirement Board shall signify acceptance of his or her position and may resign by delivery of a written notice to The Dow Chemical Company. The Dow Chemical Company may remove any member at its pleasure by delivery of a written notice to the member. In the event of any vacancy in membership, The Dow Chemical Company shall (or, if at least three members are then serving, may in its discretion) appoint a successor to fill the vacancy in office; provided, however, that the Retirement Board may exercise its full authority and discretion notwithstanding the existence of any vacancy. Members shall serve without compensation for their services. The Retirement Board shall act by a majority of its members by vote at a meeting or by unanimous consent in writing. If all members of the Retirement Board are not available, a quorum, consisting of three (3) members of the Retirement Board, may act by a majority of the quorum. It may authorize one or more of its members to execute documents in its behalf. Any person, upon written notification of the authorization, shall accept and rely upon that authorization until notified in writing that the Retirement Board has revoked the authorization. The Retirement Board shall appoint a secretary (who may or may not be a Retirement Board member) to keep all minutes of its meetings and to receive and deliver all notices. The secretary shall record and, where appropriate, communicate to all persons affected all delegations made by the Retirement Board of its responsibilities, any rules and procedures adopted by the Retirement Board and all other formal actions taken by the Retirement Board. No member of the Retirement Board shall vote or act on any matter relating solely to him/herself. The Administrator may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.

        The Administrator shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers that are specially vested in any other person administering this Plan by the Administrator. The Administrator may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Administrator shall be conclusive and binding on any Company, Participants and Beneficiaries.

        The Administrator has delegated to The Dow Chemical Company's Global Compensation & Benefits Department responsibility for performing certain administrative and ministerial functions under this Plan. The Designee shall be responsible for determining in the first instance issues related to eligibility, Hypothetical Investment Benchmarks, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses and of distributions, withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Administrator shall have discretion to delegate such additional duties as it may determine. The Designee may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

        Neither The Dow Chemical Company, any other Company, a member of the Board, a member of the Retirement Board nor any Designee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan.

        The Dow Chemical Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of The Dow Chemical Company (including the heirs, executors, administrators and other personal representatives of such person), each member of the Retirement Board and any Designee against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of The Dow Chemical Company, the Administrator or Designee.

        Any expense incurred by The Dow Chemical Company or the Administrator relative to the administration of this Plan shall be paid by The Dow Chemical Company and/or may be deducted from the Deferral Accounts of the Participants as determined by the Administrator or Designee.

        Section 3.02    Claim Procedure.    If a Participant or Beneficiary ("claimant") makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. Benefits under this Plan shall be payable only if the Designee or the Administrator, as the case may be, determines, in its sole discretion, that a claimant is entitled to them.

        (a)   All initial claims for benefits under this Plan shall be sent to the Designee. If the Designee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Designee shall inform the claimant in writing of such determination and the reasons therefor in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of receipt of the claim unless the Designee determines that additional time, not exceeding 90 additional days, is needed and so notifies the claimant in writing before the expiration of the initial 90 day period. Any written notice of extension for review shall include the circumstances requiring extension and date by which a decision is expected to be rendered. A written notice of denial of benefits shall (1) state specific reasons for the denial, (2) make specific reference to the pertinent Plan provisions on which the denial is based, (3) describe any additional material or information that is necessary to support the claimant's claim and an explanation of why such material or information is necessary, and (4) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor Regulation Section 2560.503-1(m)) to the claim. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim, including the right to bring a civil action under Section 502(a) of ERISA following exhaustion of review procedures set forth herein.

        (b)   The claimant may within 60 days after notice of the denial submit, in writing, to the Administrator a notice that the claimant contests the denial of his or her claim and desires a further review by the Administrator. During the review process, the claimant has the right to submit written comments, documents, records and other information relating to the claim for benefits, which the Administrator shall consider without regard to whether the items were considered upon the initial review. The Administrator shall within 60 days thereafter review the claim and authorize the claimant to, upon request and free of charge, have reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor Regulation Section 2560.503-1(m)) to the claim. The Administrator will render a final decision on behalf of The Dow Chemical Company with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Administrator determines that additional time, not exceeding 60 days, is needed, and so notifies the claimant in writing before the expiration of the initial 60 day period. Any written notice of extension for review shall include the circumstances requiring extension and date by which a decision is expected to be rendered. A written notice of denial of benefits upon review shall (1) state specific reasons for the denial, (2) make specific reference to the pertinent Plan provisions on which the denial is based, and (3) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor Regulation Section 2560.503-1(m)) to the claim. Such notice shall, in addition, inform the claimant of the right to bring a civil action under Section 502(a) of ERISA. If such determination is adverse to the claimant, it shall be binding and conclusive unless the claimant notifies the Administrator within 90 days after the mailing or delivery to him or her by the Administrator of its determination that he or she intends to institute legal proceedings challenging the determination of the Administrator, and actually institutes such legal proceeding within 180 days after such mailing or delivery.

ARTICLE IV

PARTICIPATION

        Section 4.01    Participation.    Participation in the Plan shall be limited to Eligible Employees who elect to participate in this Plan by filing a Participation Agreement with the Administrator. A Participation Agreement must be filed on or prior to the November 30 (Eastern Standard Time) immediately preceding the Plan Year in which the Eligible Compensation to which the Participation Agreement relates is earned. The Administrator shall have the discretion to establish special deadlines regarding the filing of Participation Agreements for Participants. Notwithstanding the foregoing, the Administrator, in its sole discretion, may permit a newly eligible Participant to submit a Participation Agreement within 30 days after that employee becomes eligible, and deferrals shall commence as soon as practical thereafter for Eligible Compensation earned after the Administrator receives a completed and timely submitted Participation Agreement. An individual shall not be eligible to elect to participate in this Plan unless the individual is a Participant for the Plan Year for which the election is made. In the event a Participant transfers to a subsidiary of any Company and such subsidiary does not participate in the Plan, the Participant's Deferred Amount shall cease, and the Participant's Deferral Account shall remain in effect until such time as the benefits are distributed as originally elected by the Participant in the Participation Agreement or in accordance with the terms and conditions of the Plan.

        Section 4.02    Contents of Participation Agreement.    Subject to Article VII, each Participation Agreement shall set forth: (i) the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the "Deferred Amount"), expressed as either a dollar amount or a percentage of the Base Salary and Performance Awards for such Plan Year or performance period; provided, that the minimum Deferred Amount for any Plan Year or performance period shall not be less than 5% (in 5% increments) of Base Salary and/or 5% (in 5% increments) of Performance Award/Other Bonus; (ii) the maximum Deferred Amount for any Plan Year or performance period shall not exceed 50% of Base Salary and 85% of Performance Award/Other Bonus; (iii) the period after which payment of the Deferred Amount is to be made or begin to be made (the "Deferral Period"), which shall be

(A) a specific future year, not greater than the year the Participant reaches age 70 1/2 or (B) the period ending upon Separation from Service of the Participant; and (iv) the form in which payments are to be made, which may be a lump sum or in substantially equal monthly, quarterly or annual installments not to exceed 15 years. Participation Agreements are to be completed in a format specified by the Administrator.

        Section 4.03    Modification or Revocation of Election by Participant.    A Participant may not change the amount of his or her Deferred Amount during a Plan Year. A Participant's Participation Agreement may not be made, modified or revoked retroactively, except for the 2004 Performance Award can be revoked. For deferrals to occur from Performance Awards, the Participant must be actively employed or an eligible Retiree.

ARTICLE V

DEFERRED COMPENSATION

        Section 5.01    Elective Deferred Compensation.    Except for Section 16 Participants, the Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited to the Participant's Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. For Section 16 Participants who elect to direct their Deferred Amount to the Hypothetical Investment Benchmark of The Dow Chemical Company Stock Index Fund only, the Deferred Amount of that Participant with respect to each Plan Year of participation shall be credited to the Participant's Deferral Account in the Hypothetical Investment Benchmark of 125% of Ten Year Treasury Notes as and when such Deferred Amount would otherwise have been paid to the Participant; on a quarterly basis (on the last business day of the months of March, June, September and December), such Deferred Amount shall be reallocated to the Hypothetical Investment Benchmark of The Dow Chemical Company Stock Index Fund. If a Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay or transfer the Deferred Amounts for all such Company's Participants to The Dow Chemical Company as and when the Deferred Amounts are withheld from a Participant's Base Salary, Performance Award or Other Bonus. Such forwarded Deferred Amounts will be held as part of the general assets of The Dow Chemical Company. The earnings based on a Participant's investment selection among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Administrator from time to time, shall be borne by The Dow Chemical Company. To the extent that any Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.

        Section 5.02    Vesting of Deferral Account.    Except as provided in Sections 7.05 and 7.15, a Participant shall be 100% vested in his or her Deferral Account as of each Valuation Date.

ARTICLE VI

MAINTENANCE AND INVESTMENT OF ACCOUNTS

        Section 6.01    Maintenance of Accounts.    Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different Deferral Periods and/or forms of payment. A Participant's Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrator shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 6.02 and Section 7.05 and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.

        Section 6.02    Hypothetical Investment Benchmarks.    (a) Each Participant shall be entitled to direct the manner in which his or her Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Administrator from time to time, and in accordance with such rules, regulations and procedures as the Administrator may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant's investment elections shall begin to accrue as of the date such Participant's Deferred Amounts are credited to his or her Deferral Accounts. Participants, except for Section 16 Participants, can reallocate among the Hypothetical Investment Benchmarks on a daily basis. Section 16 Participants can reallocate among the Hypothetical Investment Benchmarks in accordance with such rules, regulations and procedures as the Administrator may establish from time to time.

        (b)   (i) The Hypothetical Investment Benchmarks available for Deferral Accounts will include "The Dow Chemical Company Stock Index Fund." The Dow Chemical Company Stock Index Fund will consist of deemed investments in shares of The Dow Chemical Company Common Stock including reinvestment of dividends, stock splits and without brokerage fees. Deferred Amounts that are deemed to be invested in The Dow Chemical Company Stock Index Fund shall be converted into Phantom Share Units based upon the Fair Market Value of the Common Stock as of the date(s) the Deferred Amounts are to be credited to a Deferral Account. The portion of any Deferral Account that is invested in The Dow Chemical Company Stock Index Fund shall be credited, as of each dividend payment date, with additional Phantom Share Units of Common Stock with respect to cash dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date.

  (ii)
  When a reallocation or a distribution of all or a portion of a Deferral Account that is invested in The Dow Chemical Company Stock Index Fund is to be made, the balance in such a Deferral Account shall be determined by multiplying the Fair Market Value of one share of Common Stock on the most recent Valuation Date preceding the date of such reallocation or distribution by the number of Phantom Share Units to be reallocated or distributed. Upon a distribution, the amounts in The Dow Chemical Company Stock Index Fund shall be distributed in the form of cash having a value equal to the Fair Market Value of a comparable number of actual shares of Common Stock.

  (iii)
  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, or other change in the corporate structure of The Dow Chemical Company affecting Common Stock, or a sale by The Dow Chemical Company of all or part of its assets, or any distribution to stockholders other than a normal cash dividend, then the Administrator may make appropriate adjustments to the number of deemed shares credited to any Deferral Account. The determination of the Administrator as to such adjustments, if any, to be made shall be conclusive.

  (iv)
  Notwithstanding any other provision of this Plan, the Administrator shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to his or her Deferral Account is deemed to be an exempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

        Section 6.03    Statement of Accounts.    Each Participant shall be issued quarterly statements of his or her Deferral Account(s) in such form as the Administrator deems desirable, setting forth the balance to the credit of such Participant in his or her Deferral Account(s) as of the end of the most recently completed quarter.

ARTICLE VII

BENEFITS

        Section 7.01    Time and Form of Payment.    Except as otherwise provided in this Article, at the end of the Deferral Period for each Deferral Account, The Dow Chemical Company shall pay to the Participant the balance of such Deferral Account at the time or times elected by the Participant in the applicable Participation Agreement. If the Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay the balance of such Participant's Deferral Account, pursuant to the terms of the Plan, and The Dow Chemical Company shall reimburse such Company for any such payments.

        (a)   If the Participant has elected to receive payments from a Deferral Account in a lump sum and payment is made upon Separation from Service after becoming Retirement eligible, The Dow Chemical Company (or any other Company as described above) shall pay the balance in such Deferral Account (determined as of the most recent Valuation Date preceding the end of the Deferral Period) in cash on the January 31st after the end of the Deferral Period, and/or as soon as administratively feasible in the year of the payment of the Performance Award for the Performance Award deferral.

        (b)   If the Participant has elected to receive payments from a Deferral Account in installments and payment is made upon Separation from Service after becoming Retirement eligible, The Dow Chemical Company (or any other Company as described above) shall make cash only payments from such Deferral Account, each of which annual amount shall consist of an amount equal to (i) the balance of such Deferral Account as of the most recent annual Valuation Date preceding the first annual payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installment years (including the installment being paid). The first such installment shall be paid on the January 31st after the end of the Deferral Period and/or as soon as administratively feasible in the year of the payment of the Performance Award for the Performance Award deferral, and each subsequent installment shall be paid on or about the anniversary of such first payment or in quarterly or monthly intervals, if selected. Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment).

        (c)   If the Participant incurs a Separation from Service before becoming Retirement eligible, section 7.11 shall apply.

        Notwithstanding any of the foregoing: (i) for Key Employees, distributions may not be made before the date which is 6 months after the date of Separation from Service, and (ii) Deferral Account distributions must begin no later than the April 1st after the calendar year in which the Participant reaches age 70 1/2.

        Section 7.02    Changing Form of Benefit.    Participants may elect an alternative form of payout as available under Section 7.01 by written election filed with the Administrator; provided, however, that the Participant files the election at least twelve (12) months prior to the first day of the month in which payments are to commence. If a Participant changes his/her form of payout from a lump sum to installments, the first installment date cannot occur earlier than five years after the date on which the lump sum was scheduled to be made. A Participant cannot reduce the overall length of the installment period (e.g., from 15 years to 10 years) nor can a Participant increase the frequency of installment payments (e.g., from annual to quarterly or monthly payments). A Participant cannot change his form of election from installments to a lump sum.

        Section 7.03    Changing Form of Benefit to Delay Distribution.    Participants may elect to delay their form of payout as available under Section 7.01 as long as the first payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date such payment otherwise would have been made. If the distribution date is set at Retirement, then the delay must be a minimum of 5 years beyond the year the Participant could Retire as defined in Section 2.31.

        Section 7.04    Changing Form of Benefit to Accelerate Distribution.    Acceleration of the distribution timing is only allowed for death, Disability, Unforeseeable Emergency or limited circumstances in accordance with governmental regulations.

        Section 7.05    Matching Contribution.    Each Participant who elects to make deferrals of Eligible Compensation to the Plan will be credited with a Matching Contribution utilizing the same formula authorized under the Savings Plan for employer matching contributions. For purposes of calculating the match under this Plan, The Dow Chemical Company will assume each Participant is contributing the maximum allowable amount to the Savings Plan and receiving a match thereon. This assumed match from the Savings Plan will be offset from the Matching Contribution calculated under provisions of the Plan. Notwithstanding the foregoing, the sum of the Matching Contribution under the Plan plus the assumed employer matching contributions under the Savings Plan may not exceed fifteen thousand dollars ($15,000) in each Plan Year. The amount of the Matching Contribution may be based on a formula that takes into account a Participant's overall compensation and may be subject to maximum or minimum limitations. The Matching Contribution shall be credited to the Deferral Account as soon as administratively feasible within the first 60 days of the following Plan Year. The Matching Contribution shall be invested among the same Hypothetical Investment Benchmarks as defined in 6.02 in the same proportion as the elections made by the Participant governing the Base Salary deferrals of the Participant. The Matching Contribution shall be distributed to the Participant according to the election made by the Participant governing his or her Base Salary deferrals and will vest one hundred percent (100%) on the date credited to the Participant's account.

        If a Participant is employed by a Company, other than The Dow Chemical Company, an amount equal to all Matching Contributions credited to Participants of such Company shall be paid or transferred in full by such Company to The Dow Chemical Company as of the date such Matching Contribution is credited to a Participant's Deferral Account. The Dow Chemical Company shall hold such amounts as part of the general assets of The Dow Chemical Company.

        Section 7.06    Retirement.    Subject to Section 7.01 and Section 7.12 hereof, if a Participant has elected to have the balance of his or her Deferral Account distributed upon Retirement, which is a Separation from Service but the Participant is Retirement eligible (or after a specific future year after Retirement), the account balance of the Participant (determined as of the most recent Valuation Date preceding the end of the Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement. Notwithstanding any of the foregoing, Deferral Account distributions must begin no later than the April 1st after the calendar year in which the Participant reaches age 70 1/2.

        Section 7.07    Distributions after Specific Future Year.    Subject to Section 7.01 and Section 7.12 hereof, if a Participant has elected to defer Eligible Compensation under the Plan until a stated future year, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement. Notwithstanding any of the foregoing, Deferral Account distributions must begin no later than the April 1st after the calendar year in which the Participant reaches age 70 1/2.

        Section 7.08    Pre-Retirement Survivor Benefit.    If a Participant dies prior to Retirement and prior to receiving full payment of his or her Deferral Account(s), The Dow Chemical Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant's Beneficiary or Beneficiaries (as the case may be) in a lump sum. If a Participant was employed at a Company other than The Dow Chemical Company, such Company shall pay the remaining balance of such deceased Participant's Deferral Account in accordance with the preceding sentence, and The Dow Chemical Company shall reimburse the Company for such payment.

        Section 7.09    Post-Retirement Survivor Benefit.    If a Participant dies after Retirement and prior to receiving full payment of his or her Deferral Account(s), The Dow Chemical Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant's Beneficiary or Beneficiaries (as the case may be) in a lump sum. If a Participant was employed at a Company other than The Dow Chemical Company, such Company shall pay the remaining balance of such deceased Participant's Deferral Account in accordance with the preceding sentence, and The Dow Chemical Company shall reimburse such Company for such payments.

        Section 7.10    Disability.    If a Participant suffers a Disability, the Participant's Deferred Amount shall cease, and The Dow Chemical Company (or, a Company other than The Dow Chemical Company, if the Participant is employed at a Company other than The Dow Chemical Company, subject to reimbursement by The Dow Chemical Company) shall pay the benefit described in section 7.01 as a lump sum.

        Section 7.11    Separation from Service.    In the event of Separation from Service which takes place prior to eligibility for Retirement, The Dow Chemical Company (or, a Company other than The Dow Chemical Company, if the Participant is employed at a Company other than The Dow Chemical Company, subject to reimbursement by The Dow Chemical Company) shall pay the benefits described in section 7.01 in a single lump sum payment as soon as practicable after the Separation from Service.

        Section 7.12    Small Benefit Election.    Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Participant or Beneficiary(ies) is less than or equal to ten thousand dollars ($10,000), the Administrator shall pay such benefits in a single lump sum. The Administrator shall also change monthly payments so they are at least three hundred dollars ($300) by reducing the number of monthly installments.

        Section 7.13    Hardship Withdrawals.    Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant's on-going Deferred Amount shall cease and a Participant shall be entitled to early payment of all or part of the balance in his or her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.13. A distribution pursuant to this Section 7.13 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 7.13 shall be made to the Administrator in such form and in accordance with such procedures as the Administrator shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 7.13 shall be made by the Administrator.

        Section 7.14    Change of Control.    An Eligible Employee may, when completing a Participation Agreement during the enrollment period, elect that, if a Change of Control occurs, the Participant (or after the Participant's death the Participant's Beneficiary) shall receive a lump sum payment of the balance of the Deferral Account within thirty (30) days after the Change of Control. This election is irrevocable and shall apply to the Eligible Compensation deferred under such Participation Agreement. The portion of the Deferral Account balance to be paid upon a Change in Control shall be determined as of the most recent Valuation Date preceding the month in which Change of Control occurs. All Participation Agreements previously filed by a Participant who receives a distribution under this Section 7.14 shall be null and void to the extent such Participation Agreement provides for a distribution upon a Change in Control. All other Participant Agreements shall continue in effect. Nothing in this Section 7.14 shall be interpreted or construed to permit a lump sum payment of Deferred Amounts if an election under this Section 7.14 results in an acceleration of a distribution prohibited by Section 409A of the Internal Revenue Code or any regulations or guidance issued thereunder.

        Section 7.15    Discretionary Company Contributions.    Any Company may at any time contribute a discretionary Company contribution. This discretionary Company contribution may be for payments including, but not limited to, signing or retention bonuses. The amount of the discretionary Company contribution may vary from payroll period to payroll period throughout the Plan Year, may be based on a formula which takes into account a Participant's overall compensation, and otherwise may be subject to maximum or minimum limitations. The discretionary Company contribution shall be credited to the Deferral Account as soon as administratively feasible following the end of the payroll period. The discretionary contribution shall be invested among the same Hypothetical Investment Benchmarks as defined in 6.02 in the same proportion as the elections made by the Participant governing the deferrals of the Participant. The discretionary contribution shall be distributed to the Participant according to the election made by the Participant governing his or her deferrals for the Plan Year in which the discretionary Company contribution is made, or if none, the most recent valid Participation Agreement on file for the Participant. The vesting schedule shall be determined by the Administrator at the time the discretionary Company contribution is made.

        If a Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay or transfer to The Dow Chemical Company any amounts designated as discretionary Company contributions for all such Participants as of the date such discretionary Company contributions are credited to a Participant's Deferral Account. The Dow Chemical Company shall hold such amounts as part of the general assets of The Dow Chemical Company.

        Section 7.16    Withholding of Taxes.    Notwithstanding any other provision of this Plan, any Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

ARTICLE VIII

BENEFICIARY DESIGNATION

        Section 8.01    Beneficiary Designation.    Each Participant shall have the right, at any time, to designate any person, persons or entity as his or her Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrator, on such form and in accordance with such procedures as the Administrator shall establish from time to time.

        Section 8.02    No Beneficiary Designation.    If a Participant or Beneficiary fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or his or her Beneficiary, then the Participant's Beneficiary shall be deemed to be, in the following order:

  (a)
  to the spouse of such person, if any;

  (b)
  to the children of such person, if any;

  (c)
  to the beneficiary of any Company Paid Life Insurance of such person, if any;

  (d)
  to the beneficiary of the Executive Life Insurance of such person, if any;

  (e)
  to the beneficiary of any Company-sponsored life insurance policy for which any Company pays all or part of the premium of such person, if any; or

  (f)
  to the deceased person's estate.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

        Section 9.01    Amendment.    The Board may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.

        Section 9.02    Company's Right to Terminate.    The Board may at any time terminate the Plan with respect to future Participation Agreements. The Board may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of The Dow Chemical Company, and upon any such termination, The Dow Chemical Company shall pay to each Participant (or shall transfer to a Company other than The Dow Chemical Company for payment if the Participant is employed at a Company other than The Dow Chemical Company) the benefits such Participant is entitled to receive under the Plan as monthly installments over a three (3) year period commencing within ninety (90) days (determined as of the most recent Valuation Date preceding the termination date). Any Company may cease participation in the Plan for any reason by notifying The Dow Chemical Company in writing at least 30 days prior to such Company's cessation of participation. Payments to Participants of any such Company will commence in accordance with the terms of the Plan.

ARTICLE X

MISCELLANEOUS

        Section 10.01    Unfunded Plan.    This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA and therefore meant to be exempt from Parts 2, 3 and 4 of Title I of ERISA. All payments pursuant to the Plan shall first be made from the general assets of The Dow Chemical Company, as the entity primarily liable for such payments, and no special or separate fund shall be established or other segregation of assets made to assure payment. As described above, if a Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay such Participant's Deferral Account balance to such Participant according to the terms of the Plan, and The Dow Chemical Company shall reimburse such Company for the amount of the payment. In the event The Dow Chemical Company is insolvent or is otherwise unable to make any required payment or reimbursement to a Participant or a Company, the Company (other than The Dow Chemical Company) that employed such Participant shall be secondarily liable for such payments from the general assets of such Company. No Participant or other person shall have under any circumstances any interest in any particular property or assets of The Dow Chemical Company or any other Company as a result of participating in the Plan. Notwithstanding the foregoing, The Dow Chemical Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of The Dow Chemical Company's creditors, to assist it in accumulating funds to pay its obligations.

        Section 10.02    Nonassignability.    Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

        Section 10.03    Validity and Severability.    The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 10.04    Governing Law.    The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Delaware, without reference to principles of conflict of law, except to the extent preempted by federal law.

        Section 10.05    Employment Status.    This Plan does not constitute a contract of employment or impose on the Participant or any Company any obligation for the Participant to remain an employee of such Company or change the status of the Participant's employment or the policies of such Company and its affiliates regarding termination of employment.

        Section 10.06    Underlying Incentive Plans and Programs.    Nothing in this Plan shall prevent any Company from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which Performance Awards are earned and which are deferred under this Plan.

        Section 10.07    Severance.    Payments from the Executive Severance Supplement equal to six months' Base Salary will be credited to the Participant's Deferral Account subject to the same earnings methods and distribution elections most recently elected by the Participant governing his or her Base Salary deferrals. The Executive Severance Supplement for individuals who do not have an established Deferral Account will be deemed to be invested using the 125% of Ten Year Treasury Notes Hypothetical Investment Benchmark and a ten year payout distribution election.

        Section 10.08    Successors of the Company.    The rights and obligations of The Dow Chemical Company shall inure to the benefit of, and shall be binding upon, the successors and assigns of The Dow Chemical Company.

        Section 10.09    Waiver of Breach.    The waiver by The Dow Chemical Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

        Section 10.10    Notice.    Any notice or filing required or permitted to be given to The Dow Chemical Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of The Dow Chemical Company, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

APPENDIX A

The Dow Chemical Company Stock Index Fund

125% of Ten Year Treasury Notes

Fidelity Equity Income Fund

Vanguard 500 Index Fund

T. Rowe Price Mid-Cap Growth Fund

Fidelity Low-Priced Stock Fund

Fidelity International Growth Collective Trust

Vanguard Balanced Index Fund

QuickLinks

  EXHIBIT 10(dd)